Exhibit 99.1


            Digirad Announces Successful Completion of Clinical
        Testing of Its Mobile Cardius(R)-3 Camera and Plans for
                Phased Upgrade of Its Mobile DIS Fleet

    POWAY, Calif.--(BUSINESS WIRE)--Dec. 29, 2005--Digirad Corporation (NASDAQ:DRAD), a leading provider of cardiovascular imaging services and solid-state nuclear medicine imaging products to physician offices, hospitals and imaging centers, announced today the successful completion of the clinical testing of its mobile Cardius-3M imaging system. Digirad's subsidiary, Digirad Imaging Solutions (DIS), said that it plans to upgrade its fleet of mobile imaging systems over the next three years with this proprietary triple-head digital gamma camera. Digirad anticipates that the first Cardius-3M systems will be placed into regular operation in DIS in the first quarter of 2006.
    "The upgrade of our DIS fleet is an important element of our strategy to bring the benefits of Digirad's most advanced mobile cardiac imaging technology to our DIS physician clients and their patients," said Chief Executive Officer Gary Burbach. "The Cardius-3M offers excellent image quality and faster imaging compared to traditional single and dual-head camera systems, which we believe will enhance workflow during the servicing day and increase DIS customer satisfaction. We also expect the Cardius-3M to create efficiencies in delivering the DIS service, as faster imaging should result in shorter work days for our technologists, reducing direct labor costs and employee turnover and helping to offset the anticipated higher system costs."
    Mark Casner, President of DIS, added, "Our leadership in mobile nuclear cardiac imaging has supported a growing stream of revenue for Digirad. Together with our programs to increase the effectiveness of our sales efforts and address a lengthening sales cycle, we expect the roll-out of our Cardius-3M system to our DIS fleet to enhance our position in this market."
    In connection with the DIS fleet upgrade, the Company said that it expects to report a non-cash charge of approximately $1.1 million in the fourth quarter ending December 31, 2005 related to a reduction in the depreciable life of its current DIS cameras to five years. Accordingly, while the Company continues to expect revenue for the fourth quarter of 2005 to be between $16.2 million and $17.0 million, it now anticipates the fourth quarter loss to be between $3.5 million and $4.1 million. For 2006, the Company anticipates incremental depreciation expense of approximately $1.0 million, of which approximately $700,000 is expected to be reflected in the Company's financial results for the year's first half. Digirad said that it expects to invest between $4.0 million and $5.0 million on the fleet upgrade during 2006.
    Mr. Casner said, "We are pleased to bring our newest imaging technology to our valued DIS customers and believe that by doing so, we will also be able to increase our operational efficiencies in DIS. This is a significant element of our plan to improve our overall performance during 2006 and beyond."

    About Digirad

    Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce a high-quality image for use in the detection of many medical conditions, including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces. Digirad's wholly owned subsidiaries Digirad Imaging Solutions and Digirad Imaging Systems offer a comprehensive and mobile imaging leasing and services program for physicians who wish to perform in-office nuclear cardiology procedures but do not have the patient volume, capital or resources to justify purchasing a gamma camera. For more information, please visit www.digirad.com. Digirad(R), Digirad Imaging Solutions(R) and Cardius(R) are registered trademarks of Digirad Corporation.

    Forward-Looking Statements

    Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include the statements regarding our plans for introducing the Cardius-3M system and upgrading our DIS fleet, the timing and anticipated benefits of these initiatives and our programs to increase the effectiveness of our sales efforts and to address a lengthening sale cycle, an expected non-cash charge in the fourth quarter of 2005 relating to a reduction in the depreciable life of our DIS cameras, anticipated depreciation expenses in the first half and full year of 2006, and expected levels of investment in upgrading our DIS fleet during 2006. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the degree to which the departure of employees and related disruptions in our sales activities may affect Digirad's products, customers, work force, suppliers, the introduction of our Cardius-3M system and the related upgrade of our DIS fleet, and our overall business prospects and operations; the degree to which Digirad's Cardius-3M system and related services will be accepted by physicians and hospitals some of whom may experience reliability issues or technical problems; the ability of Digirad to effectively market, sell and distribute its Cardius-3M system, and related services given its limited capabilities in these areas; the degree to which recent changes in customer profiles may reduce the number of days service initiated per new contract or otherwise impact Digirad's business; Digirad's ability to retain and attract key executives, qualified managers, engineers and imaging technologists; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems, including the Cardius-3M system; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

    CONTACT: Digirad Corporation
             Todd Clyde, 858-726-1600
             ir@digirad.com
             or
             Investor Contact:
             Neil Berkman Associates, 310-277-5162
             info@BerkmanAssociates.com